PHILADELPHIA -- A civil false claims and money laundering complaint was filed today (5/24/96) against 12 defendants charging them with involvement in kickback scheme between a Huntingdon Valley, PA laundry supply firm and two New Jersey nursing homes.

         The complaint was announced by Michael R. Stiles, U.S. Attorney for the Eastern District of Pennsylvania; Michael Littis, Regional Inspector General of the Department of Health and Human Services; and Bob C. Reutter, Special Agent in Charge, Federal Bureau of Investigation.

         The complaint charges that HealthCare Services Group, Inc., of Huntingdon Valley, a firm which supplies laundry services to nursing homes, paid more than $400,000 in kickbacks to the owners of two New Jersey nursing homes to induce the owners to keep their contract with the firm.

         According to the complaint, the kickbacks were paid by Melvyn B. Mason of Huntingdon Valley, PA, a HealthCare employee, to Nicholas Schwartz of Oakhurst, N.J., Imre Lefkowitz of Highland, NJ, and Alex Lowinger of Long Branch, NJ, owners and operators of the two nursing homes.

         Because of the kickbacks, the complaint charges, the two nursing homes filed false cost reports to Medicare and Medicaid which failed to disclose the kickbacks.

         In the complaint, the government seeks damages against various defendants under the False Claims Act, which allows triple damages plus $5,000 per false cost report; the Anti-Kickback Act, which provides for a penalty of twice the kickback together with a $10,000 penalty for each kickback, and the Money Laundering Statute, which provides for a penalty equal to the amount of laundered money in each transaction.

         Also named as defendants in the complaint are:

         o Cedar Oaks Care Center, Inc., a nursing home located at 1311 Durham Ave., Plainfield, NJ.

         o Edison Estates, Inc., a nursing home at 465 Plainfield Ave., Edison, NJ.

         o        Howard Sukoff, an administrator of Edison Estates.

         o Morris Weisel, Edison, NJ, the administrator of Cedar Oaks and son-in-law of Imre Lefkowitz.

         o Jeffrey Schwartz, Edison, NJ, son of Nicholas Schwartz and the administrator of Edison Estates.

         o        Thomas A. Cook, Cherry Hill, NJ, president of HealthCare.
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         o        Daniel P. McCarthey, Richboro, PA, chairman of the board
                  of HealthCare.

         The scheme, which the complaint charges began in or about 1987, called for kickback payments to be made through false invoices, for billings to be made from New York corporations, and for submitting fraudulent cost reports to the Medicare and Medicaid programs which failed to disclose these kickbacks, the complaint charges.

         The case was investigated by John Vella, an agent from the Office of Inspector General of the Department of Health and Human Services, the Federal Bureau of Investigation. The Securities and Exchange Commission, Office of Enforcement also provided substantial investigative assistance.

         The case is being handled by Assistant U.S. Attorney James G.
Sheehan.